Exhibit 12.1

Law Offices of
Dieterich & Associates
815 Moraga Drive
Suite 207
Christopher Dieterich	Los Angeles, California 90049	Of Counsel
Mike Khalilpour	(310) 312-6888	J. John Combs
FAX (310) 312-6680
venturelaw@gmail.com

Date: May 14, 2024

Board of Directors

BioQuest Corp.

4750 Campus Drive

Newport Beach, CA 92660.

Dear Sirs or Madams:

I have acted, at your request, as special counsel to BioQuest Corp., a Nevada corporation, (“BioQuest Corp.,”) for the purpose of rendering an opinion as to the legality of 10,000,000 shares of BioQuest Corp., common stock, par value $0.001 per share to be offered and distributed by BioQuest Corp., (the “Shares”), pursuant to an Offering Statement to be filed under Regulation A of the Securities Act of 1933, as amended, by BioQuest Corp., with the U.S. Securities and Exchange Commission (the “SEC”) on Form 1-A, for the purpose of registering the offer and sale of the Shares (“Offering Statement”).

For the purpose of rendering my opinion herein, I have reviewed statutes of the State of Nevada, to the extent I deem relevant to the matter opined upon herein, certified or purported true copies of the Articles of Incorporation of BioQuest Corp., and all amendments thereto, the By-Laws of BioQuest Corp., selected proceedings of the board of directors of BioQuest Corp., authorizing the issuance of the Shares, certificates of officers of BioQuest Corp., and of public officials, and such other documents of BioQuest Corp., and of public officials as I have deemed necessary and relevant to the matter opined upon herein. I have assumed, with respect to persons other than directors and officers of BioQuest Corp., the due and proper election or appointment of all persons signing and purporting to sign the documents in their respective capacities, as stated therein, the genuineness of all signatures, the conformity to authentic original documents of the copies of all such documents submitted to me as certified, conformed and photocopied, including the quoted, extracted, excerpted and reprocessed text of such documents.

Based upon the review described above, it is my opinion that the Shares are duly authorized and when, as and if issued and delivered by BioQuest Corp., against payment therefore, as described in the offering statement, will be validly issued, fully paid and non-assessable.

I have not been engaged to examine, nor have I examined, the Offering Statement for the purpose of determining the accuracy or completeness of the information included therein or the compliance and conformity thereof with the rules and regulations of the SEC or the requirements of Form 1-A, and I express no opinion with respect thereto. My forgoing opinion is strictly limited to matters of Nevada corporation law; and, I do not express an opinion on the federal law of the United States of America or the law of any state or jurisdiction therein other than Nevada, as specified herein.

I hereby consent to the filing of this opinion as Exhibit XX.X to the Offering Statement and to the reference to my firm under the caption “Legal Matters” in the Offering Circular constituting a part of the Offering Statement. We assume no obligation to update or supplement any of the opinion set forth herein to reflect any changes of law or fact that may occur following the date hereof.

Very truly yours,

/s/ Christopher Dieterich
DIETERICH & ASSOCIATES